Exhibit 21.01

List of Registrant's Subsidiaries

                                                 Percentage
                                                    Owned
               Name                 Jurisdiction  by Exodus
----------------------------------- ------------ -----------
Arca Systems, Inc.                  Delaware            100%

American Information                Illinois            100%
  Systems, Inc.

Exodus Internet                     England             100%
  Limited

Cohesive Technology                 Delaware            100%
  Solutions, Inc.

Service Metrics,                    Delaware            100%
  Inc.

Exodus Communications,              Japan                85%
  K.K. (formerly known
  as Global OnLine Japan)

Exodus Communications, K.K.         Japan               100%
  (Minato-Ku)

KeyLabs, Inc.                       Utah                100%